Exhibit 10.1

2010 MANAGEMENT INCENTIVE PLAN
A.	PURPOSE

The purpose of the Management Incentive Plan (MIP) and the Senior Management Incentive Plan (SMIP) are to reward employees for performance above and beyond the normal day to day requirements of the position.

B.	CALCULATION OF INCENTIVE AWARD

MIP — The MIP plan is based on an assessment of overall individual performance which includes, but is not limited to, the completion of specific MBO’s, fulfillment of standards of performance, and special contributions / accomplishments. MBO’s should be meaningful in terms of relevance to the employee and also be measurable. Individual performance is based on the concept of value added above and beyond the normal day to day requirements of the position.

SMIP — The SMIP plan is based individual performance as described above in “MIP” as well as company financial performance measured by Return on Equity (ROE).

C.	TIMING OF PAYMENT — Annual

Process	Date
Spreadsheets sent to Manager for input	January
Spreadsheets submitted for approval to Compensation Committee	Early February
Completed MIP evaluation forms sent to HR	Early February
Payments direct deposited	February 15, 2011
D.	ELIGIBILITY

Managers that are designated as job grade 15E or higher are typically eligible for the MIP plan. The term “manager” used here should include managers of people, cost centers, and/or significant functions within the company. At times, others are eligible for participation due to extraordinary circumstances depending upon the authority and/or responsibility of the job. These should be treated as exceptions to standard practice.

SMIP participants are senior officers who have broad responsibility that impact overall company performance. The applicable percentages of incentive earned from individual performance and from company ROE are approved by the Compensation Committee.

The amount of bonus target may vary with the amount of managerial responsibility of the job, in addition to market and competitive variables. However, the following guidelines apply:

Target	Guideline
SMIP	Must be a SVP or higher, and is only eligible to participate during the annual review by the Compensation Committee.
Above 30%	Selected senior positions generally above grade 21E
20%-30%	Grade 19E through 21E
10%-20%	Grades 17E and 18E
10%-15%	Grades 15E and 16E (must meet definition of “manager” above)
Effective January 2010

Approvals to add participants to the MIP/SMIP program must follow the current Approval Matrix requirements. Any recommendations outside the above guidelines are subject to executive approval prior to communicating MIP/SMIP percentages. The Compensation Committee approves all participants, incentive targets, and payouts for the SMIP.
E.	Administration
•	This and all plans may be terminated, amended, or modified at any time by the company without prior notice to participants.

•	Employees must be employed on the date the MIP/SMIP is paid.

•	The 2010 plan year will be calculated from January 1st, 2010 to December 31st, 2010.

•	Mid-year additions to the MIP plan will be subject to a prorated payout based on the month joined in the current plan year. There are generally no additions to the SMIP mid-year.

•	The Compensation Committee approves in aggregate the MIP participants and payouts each year. The approval for SMIP participants is on an individual basis. The Compensation Committee must approve deviations from the schedule of below 7.5% or above 17% of targeted ROE.

•	The EverBank of Florida Incentive Plan (EBFLIP) participants are considered part of the Management Incentive Plan and the administration procedures are the same.
Effective January 2010